Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: R. Gregory Lewis
(615) 269-1900

J. ALEXANDER’S CORPORATION REPORTS RESULTS
 FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2008

NASHVILLE, TN, October 31, 2008 -- J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the third quarter and first nine months of 2008.

A summary of the results for the third quarter of 2008 compared to the third period of 2007 follows:

•	Net sales decreased 3.0% to $32,361,000 from $33,356,000.

•	Average weekly same store sales per restaurant decreased by 7.9%.

•
The loss before income taxes for the quarter, which included pre-opening expense of $872,000, was $2,421,000, compared to income before income taxes of $240,000 in 2007.  The 2007 results included $537,000 of pre-opening expense.

•	The third quarter of 2008 included an income tax benefit of $426,000, compared to a benefit of $150,000 in 2007.

•	The net loss for the most recent quarter was $1,995,000, or $.30 per share, compared to net income of $390,000, or $ .06 per diluted share, in the comparable quarter of 2007.

For the first nine months of 2008, J. Alexander’s Corporation recorded net sales of $104,614,000, down slightly from $104,623,000 reported in the first three periods of 2007.  The Company recorded net income of $804,000, or $.12 per diluted share, for the first three quarters of 2008, down from $3,368,000, or $ .48 per diluted share, posted in the corresponding nine months of 2007.

Net income for the first nine months of 2008 included an income tax benefit of $343,000 compared to income tax expense of $952,000 recorded in the same period of 2007.  The income tax benefit recorded in 2008 relates primarily to the effect of tax credits earned by the Company which exceed the tax liability computed at statutory rates.

Commenting on the results for the third quarter of 2008, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, “The quarter just ended was awful.  Same store sales, which were down for the fourth consecutive quarter, fell nearly 8%.  This marked the largest decline ever posted by J. Alexander’s restaurants.

“We have never quite seen anything like the consumer environment we are in today,” Stout observed.   “Our issues continue to be directly linked to changing spending patterns by consumers caused by poor economic conditions.  Our downturn in revenue for the recent quarter included sales weakness in virtually all J. Alexander’s restaurants.”

Stout continued, “The consumer environment continues to be impacted by the events of the financial markets.  In September we experienced increased weakening of sales trends that were already under significant pressure.  This is the absolute worst retail environment I have personally observed in my business career.  We anticipate the retail environment will remain weak and we will continue to post same store sales declines until the economic conditions that have caused this dramatic consumer pullback abate.  The frequency of dining out in upscale restaurants as seen throughout the industry has decreased dramatically over the last few months.”

Stout explained that while J. Alexander’s Corporation continues to have significant issues in the revenue area, he was pleased with the Company’s expense control management in the third quarter of 2008.

 J. Alexander’s Corporation’s average weekly same store sales per restaurant decreased to $84,300 in the most recent quarter from $91,500 in the corresponding period a year earlier.  Same store sales calculations are based on restaurants open for more than 18 months.  The Company’s average weekly sales per restaurant for the third quarter of 2008 decreased 10.8% to $81,600 from $91,500 in the 2007 quarter.

The Company’s average guest check, including alcoholic beverage sales, in the third quarter of 2008 did not change compared to the corresponding period a year earlier, while average guest counts on a same store basis declined by approximately 7.7%.  Menu prices in the third quarter of 2008 were estimated to be less than 1.0% higher than in 2007.

During the third quarter of 2008, J. Alexander’s Corporation recorded pre-opening expense of $872,000 related primarily to the opening of its newest J. Alexander’s restaurant in Orlando, Florida and in connection with a new restaurant opened in Scottsdale, Arizona at the beginning of the fourth quarter.  Due to the opening of the Orlando location, along with two other restaurants opened in the fourth quarter of 2007, restaurant labor and related costs were up $401,000 for the quarter while other operating expenses rose $690,000.

Cost of sales for the third quarter of 2008 was 33.0% of net sales, up from 32.8% in the third period a year ago.  While the Company experienced significant increases in input costs for a number of food products, the overall increase in cost of sales was constrained by lower prices paid for beef, which was purchased at market prices in 2008 rather than at fixed contract prices as in 2007.  The effect of the lower beef prices was approximately 1.0% of net sales.

Restaurant labor and related costs for the most recent quarter, including the impact of three new restaurants, were 35.4% of net sales, as compared to 33.2% in the corresponding period of 2007.  The Company’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) decreased to 4.0% in the third quarter of 2008 from 9.9% in the 2007 period.

For the first nine months of 2008, J. Alexander's Corporation had weekly average same store sales per restaurant of $91,100, down 4.8% from $95,700 recorded in the corresponding nine months of 2007.  The Company’s average weekly sales per restaurant for the first three quarters of 2008 were $89,100, down 6.9% from $95,700 reported in the same three quarters a year earlier.

Cost of sales for the first nine months of 2008 was 32.1%, as compared to 32.4% in the comparable first nine months of 2007.  Restaurant labor and related costs for the first three quarters of the current year were 32.9% of net sales, as compared to 32.0% of net sales in the first three periods a year ago.  The Company’s restaurant operating margins decreased to 9.7% in the first nine months of 2008, as compared to 12.2% in the comparable three quarters of 2007.

 J. Alexander’s Corporation’s new restaurant development program for 2008 includes three new J. Alexander’s locations.  The Orlando restaurant opened in the third quarter while a J. Alexander’s restaurant in Scottsdale, Arizona, opened early in the fourth quarter.  The third location is scheduled to open in early December in Jacksonville, Florida.  Stout said that no new restaurants are planned for opening in 2009, noting that the Company is opting to be cautious and conserve its capital until there is a clearer picture of the future of the economy.

 “Our outlook for the final quarter of 2008 has not changed from the previous period,” Stout said.  “Our research shows we have not lost our guests, but that they are dining with us less frequently.  Our research also indicates that consumers are not likely to resume normal spending patterns in the near future.  We expect continued same store sales declines in the fourth quarter.”

Stout said that because of the effect of expected same store sales declines, rising costs and expected operating losses which are typically incurred in newer restaurants, management expects that results for the fourth quarter of 2008 will be significantly below those recorded in the fourth quarter of 2007.  He said the Company expects to incur pre-opening expense of approximately $400,000 in the final quarter of 2008 related to the Jacksonville restaurant.

“These are very difficult times,” Stout said, “but we will stay focused on being strong operators delivering exceptional food and service on a consistent basis to our customers.”

J. Alexander’s Corporation operates 32 J. Alexander’s restaurants in Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine.  The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts.  J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors.  These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and increase  sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages as well as mandated  increases in the minimum wage the Company is required to pay; the effect of  higher gasoline prices and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s  new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.  These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

Tables follow

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	Sept. 28	Sept. 30	Sept. 28	Sept. 30
	2008	2007	2008	2007
Net sales	$32,361	$33,356	$104,614	$104,623

Costs and expenses:
Cost of sales	10,695	10,945	33,546	33,938
Restaurant labor and related costs	11,469	11,068	34,421	33,430
Depreciation and amortization of restaurant
property and equipment	1,492	1,304	4,382	3,881
Other operating expenses	7,426	6,736	22,105	20,571
Total restaurant operating expenses	31,082	30,053	94,454	91,820

General and administrative expenses	2,470	2,264	7,394	7,074
Pre-opening expense	872	537	1,205	593
Operating income (loss)	(2,063)	502	1,561	5,136
Other income (expense):
Interest expense	(402)	(406)	(1,281)	(1,357)
Interest income	27	127	130	486
Other, net	17	17	51	55
Total other expense	(358)	(262)	(1,100)	(816)
Income (loss) before income taxes	(2,421)	240	461	4,320
Income tax benefit (provision)	426	150	343	(952)
Net income (loss)	$(1,995)	$390	$804	$3,368

Earnings (loss) per share:
Basic earnings per share	$(.30)	$.06	$.12	$.51
Diluted earnings per share	$(.30)	$.06	$.12	$.48

Weighted average number of shares:
Basic earnings per share	6,679	6,639	6,672	6,607
Diluted earnings per share	6,679	7,019	6,867	6,976

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
Percentages of Net Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	Sept. 28	Sept. 30	Sept. 28	Sept. 30
	2008	2007	2008	2007

Net sales	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Cost of sales	33.0	32.8	32.1	32.4
Restaurant labor and related costs	35.4	33.2	32.9	32.0
Depreciation and amortization of restaurant
property and equipment	4.6	3.9	4.2	3.7
Other operating expenses	22.9	20.2	21.1	19.7
Total restaurant operating expenses	96.0	90.1	90.3	87.8
General and administrative expenses	7.6	6.8	7.1	6.8
Pre-opening expense	2.7	1.6	1.2	0.6
Operating income (loss)	(6.4)	1.5	1.5	4.9
Other income (expense):
Interest expense	(1.2)	(1.2)	(1.2)	(1.3)
Interest income	0.1	0.4	0.1	0.5
Other, net	0.1	0.1	-	0.1
Total other expense	(1.1)	(0.8)	(1.1)	(0.8)
Income (loss) before income taxes	(7.5)	0.7	0.4	4.1
Income tax benefit (provision)	1.3	0.4	0.3	(0.9)
Net income (loss)	(6.2)%	1.2%	0.8%	3.2%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$81,600	$91,500	$89,100	$95,700
Percent change	-10.8%		-6.9%

Same store weekly sales per restaurant (1)	$84,300	$91,500	$91,100	$95,700
Percent change	-7.9%		-4.8%

(1) Includes the twenty-eight restaurants open for more than eighteen months.

J. Alexander's Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	September 28	December 30
	2008	2007
ASSETS

Current Assets
Cash and cash equivalents	$4,882	$11,325
Deferred income taxes	1,047	1,047
Other current assets	6,439	6,258
Total current assets	12,368	18,630

Other assets	1,462	1,341
Property and equipment, net	86,354	78,551
Deferred income taxes	5,583	5,341
Deferred charges, net	667	716
	$106,434	$104,579

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$14,977	$14,218
Long-term debt and capital lease obligations	20,696	21,349
Other long-term liabilities	7,037	6,431
Stockholders' equity	63,724	62,581
	$106,434	$104,579